Exhibit 10.31

Product Consulting Services Agreement

Party A: Nanjing Pusideng Information Technology Co., Ltd.

Legal representative:

Authorized agent:

Add:

Party B: Kashi Longrui Business Management Services Co., Ltd.

Legal representative:

Add: Room 702, 20/F, Shaanxi Building, south of Shenka Avenue, Headquarters Economy Area, Kashi Economic Development Area, Xinjiang.

Through friendly consultations, Party A and Party B reach an agreement for the online sales services with respect to the promotion of the product “Macau Lin Zexu Stamp Package” (product name) provided by Party A on the platform of China International Assets and Equity of Artworks Exchange Limited. Both parties shall always follow the principle of equality, mutual benefit and sustainable cooperation and solemnly state they will jointly comply with such principle.

The details of the Agreement are as follows:

Party A’s Responsibilities:

Section 1: Party A shall ensure it will provide supporting documents that comply with the qualification requirements of China International Assets and Equity of Artworks Exchange Limited, including but not limited to business license, enterprise tax registration certificate, ID of legal representative and ID of the natural person if it is an individual merchant.

Section 2: Party A shall provide any and all materials required for “Macau Lin Zexu Stamp Package”, including but not limited to a detailed list, appraisal report issued by a third-party appraisal agency and product analysis report.

Section 3: Party A shall have its staff assist Party B in completing the service process before and after online sale of the product successfully.

Section 4: Party A shall perform its information disclosure obligation strictly according to applicable rules and all employees of Party A shall ensure the information so disclosed is true, accurate and complete and free of any false information, misleading statements or significant omissions, and all of them shall be severally and jointly liable for the same.

Party B’s Services:

Section 5: Party B shall work with Party A on application for, review, legal protection and support with respect to product launch until the product is permitted by China International Assets and Equity of Artworks Exchange Limited to launch online.

Payment of Consulting Fee:

Section 6: Party A agrees to pay Party B product consulting service fee of 500,000 Yuan (RMB) and agrees to remit such amount into Party B’s bank account as follows:

Account bank: Ping An Bank Aoti Branch

Account name: Kashi Longrui Business Management Services Co., Ltd

Account No: __________

Section 7: Party A shall pay the product consulting service fee of 500,000 Yuan in full to Party B within 3 working days of execution of this Agreement, whereupon Party B shall work with Party A in connect to listing the product and prepare application documents with the applicable requirements within 5 working days thereof.

Refund of Product Consulting Service Fee

Section 8: Once Macau Lin Zexu Stamp Package is offered online for sale on the platform of China International Assets and Equity of Artworks Exchange Limited, the product consulting service fee received will not be refundable.

Section 9: If Party A’s product is not successfully offered for sale online due to the fault of Party B, Party B shall refund the consulting fee to Party A in full.

Section 10: If it is due to the fault of Party A that Party B is unable to continue providing online application services or successfully offer the product online for sale, the product consulting service fee will not be refunded.

Subsequent Services After Product Launch:

Section 11: If Party A requests Party B to provide additional services upon successful launch of the product, both parties shall further consult each other and execute another agreement.

Confidentiality:

Section 12: Both parties agree that the terms and conditions of this Agreement shall not be disclosed to any third party, and Party B and its personnel shall keep strictly confidential of any information provided by Party A according to this Agreement and marked as “confidential” by Party A, especially not to disclose or use any confidential information for the benefit of itself or others.

Termination and Expiration:

Section 13: If Party A fails to pay the product consulting service fee pursuant to this Agreement, Party B has the right to terminate this Agreement and Party A shall bear the costs and expenses already incurred by Party B to perform this Agreement; if this Agreement cannot be performed due to the fault of Party B, Party A has the right to terminate this Agreement and Party B shall refund the service fee already paid by Party A.

Section 14: If any party violates any provisions of this Agreement, and such breach remains unresolved by parties through friendly consultations in 10 working days, the non-breaching party may terminate this Agreement immediately by giving a written notice to the breaching party.

Section 15: This Agreement shall automatically expire as of the date when Party A’s product is officially launched online.

Miscellaneous:

This agreement shall be governed by the laws of the People’s Republic of China. The signed fax copy of this agreement shall bear the same legal effect as the originals. If any matters specified herein change substantially or in case of any matters not specified herein, both parties shall enter into a new agreement or execute supplemental agreement, which supplemental agreement shall prevail in case of any inconsistency between the supplemental agreement and this Agreement.

Any dispute arising hereunder shall be resolved by both parties through consultations on the basis of equality and mutual benefit, failing which either party has the right to submit the dispute to Nanjing Arbitration Commission for arbitration.

Both parties are legally entitled to execute this Agreement and have the capacity to perform respective obligations hereunder. The signatories to this Agreement have the obligation to perform the related terms of this Agreement.

This Agreement will take effect upon being signed and sealed as of April 22, 2019, and this Agreement is made in duplicate, one copy for each party.

Party A’s seal:	Party B’s seal:
Legal representative/ authorized representative: Nanjing Pusideng Information Technology Co., Ltd	Legal representative/ authorized representative: Kashi Longrui Business Management Services Co., Ltd
Date: April 22, 2019	Date: April 22, 2019

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